UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2021 (June 2, 2021)

AT HOME GROUP INC.

(Exact name of registrant as specified in charter)

Delaware	001-37849	45-3229563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1600 East Plano Parkway Plano, Texas	75074
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 265-6227

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HOME	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On June 2, 2021, At Home Group Inc. (the “Company”) issued a press release, a copy of which is furnished as Exhibit 99.1 hereto and incorporated herein by reference, announcing the Company’s financial results for the thirteen weeks ended May 1, 2021.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such a filing.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by an affiliate of Hellman & Friedman LLC. In connection with the proposed merger, the Company will file with the Securities and Exchange Commission (“SEC”) and furnish to its stockholders a proxy statement and other relevant documents. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of the proxy statement (when it becomes available) and other relevant documents filed by the Company with the SEC at the SEC’s Web site at http://www.sec.gov. The proxy statement and such other documents once filed by the Company with the SEC may also be obtained for free from the Investor Relations section of the Company’s web site (http://investor.athome.com/) or by directing a request to: the Company, 1600 East Plano Parkway, Plano, Texas, 75074, Attention: Investor Relations. Copies of documents filed by the Company with the SEC may also be obtained for free at the SEC’s Web site at http://www.sec.gov.

Participants in the Solicitation

The Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Information about the Company’s executive officers and directors is set forth in the Company’s Annual Report on Form 10-K, which was filed by the Company with the SEC on March 24, 2021, and the proxy statement for the Company’s 2021 annual meeting of stockholders, which was filed with the SEC by the Company on May 4, 2021. Investors may obtain more detailed information regarding the direct and indirect interests of the Company and its executive officers and directors in the proposed merger by reading the preliminary and definitive proxy statement regarding the proposed merger when each such document is filed with the SEC. When available, you may obtain free copies of these documents as described in the preceding paragraph.

Cautionary Statements Regarding Forward-Looking Information

This document contains forward-looking statements made pursuant to and within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate”, “are confident”, “assume”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “look ahead”, “look forward”, “may”, “might”, “on track”, “outlook”, “plan”, “potential”, “predict”, “reaffirm”, “seek”, “should”, “trend”, “will”, or “vision”, or the negative thereof or comparable terminology regarding future events or conditions. The forward-looking statements are not historical facts, and are based upon the Company’s current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond its control. There can be no assurance that management’s expectations, beliefs, estimates and projections will be achieved and actual results may differ materially from what is expressed in or indicated by the forward-looking statements.

Forward-looking statements are subject to significant known and unknown risks and uncertainties that may cause actual results, performance or achievements in future periods to differ materially from those assumed, projected or contemplated in the forward-looking statements, including, but not limited to, the following factors: the ongoing global COVID-19 pandemic and related challenges, risks and uncertainties, including historical and potential future measures taken by governmental and regulatory authorities (such as requiring store closures), which have significantly disrupted the Company’s business, employees, customers and global supply chain, and for a period of time, adversely impacted its financial condition (including resulting in goodwill impairment) and financial performance, and which disruption and adverse impacts may continue in the future; the recent and ongoing direct and indirect adverse impacts of the global COVID-19 pandemic to the global economy and retail industry; the eventual timing and duration of economic stabilization and recovery from the COVID-19 pandemic, which depends largely on future developments; general economic conditions in the United States and globally, including consumer confidence and spending, and any changes to current favorable macroeconomic trends of strong home sales, nesting and de-urbanization (which were enhanced and accelerated due to COVID-19, and may not continue upon a successful vaccine rollout in significant numbers that impacts consumer behavior); the Company’s indebtedness and its ability to increase future leverage, as well as limitations on future sources of liquidity, including debt covenant compliance; the Company’s ability to implement its growth strategy of opening new stores, which was suspended for fiscal 2021 (with the exception of stores that were at or near completion) and, while ramping significantly, will be limited in the near term; the Company’s ability to effectively obtain, manage and allocate inventory, and satisfy changing consumer preferences; increasing freight and transportation costs (including the adverse effects of international equipment shortages) and increasing commodity prices; the Company’s reliance on third-party vendors for a significant portion of its merchandise, including supply chain disruption matters and international trade regulations (including tariffs) that have, and may continue to, adversely impact many international vendors; the loss or disruption to operating the Company’s distribution network; significant competition in the fragmented home décor industry, including increasing e-commerce; the implementation and execution of the Company’s At Home 2.0 and omnichannel strategies and related investments; natural disasters and other adverse impacts on regions in the United States where the Company has significant operations; the Company’s success in obtaining favorable lease terms and of its sale-leaseback strategy; the Company’s reliance on the continuing growth and utility of its loyalty program; the Company’s ability to attract, develop and retain employee talent and to manage labor costs; the disproportionate impact of its seasonal sales activity to its overall results; risks related to the loss or disruption of the Company’s information systems and data and its ability to prevent or mitigate breaches of its information security and the compromise of sensitive and confidential data; the Company’s ability to comply with privacy and other laws and regulations, including those associated with entering new markets; and the significant volatility of the trading price of the Company’s common stock; the possibility that the Company may be unable to obtain required stockholder approval or that other conditions to closing the proposed merger may not be satisfied, such that the proposed merger will not close or that the closing may be delayed; general economic conditions; the proposed merger may involve unexpected costs, liabilities or delays; risks that the transaction disrupts current plans and operations of the Company; the outcome of any legal proceedings related to the proposed merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement. For more details on these and other potential risks and uncertainties, please refer to the proxy statement when filed and the documents that the Company files with the SEC. You are cautioned not to place undue reliance on the forward-looking statements included herein, which speak only as of the date hereof or the date otherwise specified herein. Except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits.

(d)               Exhibits:

Exhibit Number	Description

99.1	Press Release of At Home Group Inc., dated June 2, 2021.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline Instance XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT HOME GROUP INC.

Date: June 2, 2021	By:	/s/ JEFFREY R. KNUDSON
		Name:	Jeffrey R. Knudson
		Title:	Chief Financial Officer

Exhibit 99.1

At Home Group Inc. Announces First Quarter Fiscal 2022 Financial Results

•	Net sales of $537.1 million and a comparable store sales increase of 187.3%

•	EPS of $0.81 and adjusted EPS[1] of $0.87

•	Files preliminary proxy in connection with pending transaction and issues separate press release outlining financial projections through fiscal 2026

Plano, Texas, June 2, 2021 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced its financial results for the first quarter ended May 1, 2021.

For the Thirteen Weeks Ended May 1, 2021

•	The Company opened nine and closed two stores in the first quarter of fiscal 2022, ending the quarter with 226 stores in 40 states. The Company opened a net eight stores since the first quarter of fiscal 2021, representing a 3.7% increase.

•	Net sales increased 182.9% to $537.1 million from $189.8 million in the first quarter of fiscal 2021.

•	Comparable store sales increased 187.3% driven by strong demand, including approximately $45 million of estimated sales benefit attributable to stimulus payments not expected to recur in future quarters and the continued execution of our strategic initiatives. Reported comparable store sales in the first and second quarters of fiscal 2021 were (46.5%) and 42.3% respectively. Adjusting for the calendar shift as a result of the 53rd week in fiscal year 2021, comparable store sales in the first and second quarters of fiscal 2021 would have been approximately 300 basis points lower and 800 basis points higher, respectively, largely due to the impact of temporary store closures during those periods related to the COVID-19 pandemic.

•	Gross profit was $200.3 million compared to $16.4 million in the first quarter of fiscal 2021. Gross margin was 37.3% compared to 8.6% in the prior year period primarily due to occupancy, depreciation, freight and distribution center expense leverage as a result of increased net sales and, to a lesser extent, product margin expansion. The Company continues to expect increased freight costs to significantly impact gross margin in the second half of fiscal 2022.

•	Selling, general and administrative expenses (“SG&A”) increased 63.3% to $108.5 million from $66.5 million in the first quarter of fiscal 2021. As a percentage of net sales, SG&A decreased to 20.2% from 35.0% in the prior year period primarily due to expense leverage as a result of increased sales.

•	Operating income was $89.4 million compared to a loss of $(372.1) million in the first quarter of fiscal 2021 that included a non-cash goodwill impairment charge of $319.7 million. Adjusted operating income[1] increased to $90.0 million from a loss of $(52.3) million in the prior year period. Adjusted operating margin[1] increased to 16.8% from (27.6)% driven by the gross margin and SG&A factors described above.

•	Interest expense increased to $8.1 million from $7.0 million in the first quarter of fiscal 2021 primarily due to interest incurred on our 8.750% senior secured notes and $35.0 million term loan tranche (the “FILO Loans”), and partially offset by interest avoided by the repayment of our term loan and no borrowings outstanding under our revolving credit facility (the “ABL Facility”).

•	Income tax expense was $19.7 million, and our effective tax rate was 25.9%. In the first quarter of fiscal 2021, income tax benefit was $20.1 million, and our effective tax rate was 5.3%.

•	Net income was $56.3 million compared to a loss of $(358.9) million in the first quarter of fiscal 2021. Adjusted Net Income[1] was $60.7 million compared to a loss of $(39.2) million in the prior year period.

•	EPS was $0.81 compared to $(5.60) in the first quarter of fiscal 2021 and adjusted EPS[1] was $0.87 compared to $(0.61) in the prior year period.

•	Adjusted EBITDA[1] was $110.6 million compared to $(14.6) million in the first quarter of fiscal 2021.

Balance Sheet Highlights as of May 1, 2021

•	The Company had $150.5 million of cash and no borrowings outstanding under the ABL Facility compared to $43.6 million of cash and $342.0 million of borrowings as of April 25, 2020. Borrowing availability under the ABL Facility was $325.2 million, inclusive of $35.0 million of minimum required availability.

•	Net inventories decreased 9.3% to $369.0 million from $407.0 million as of April 25, 2020.

•	Long-term debt was $308.6 million compared to $334.2 million as of April 25, 2020. On April 30, 2021, the Company repaid in full the FILO Loans for $34.6 million, including a $2.0 million prepayment premium, which resulted in a $5.3 million loss on extinguishment of debt.

(1)	Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including, where applicable, reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below. Refer to “Terminology” section for the Company’s non-GAAP definitions.

Subsequent Events

On May 6, 2021, the Company announced it has entered into a definitive agreement to be acquired by funds affiliated with Hellman & Friedman LLC (“the transaction”). Under the terms of the agreement, At Home stockholders will receive $36.00 per share in cash. The parties currently expect the transaction to be completed in the third quarter of calendar year 2021, subject to the satisfaction of customary closing conditions, including the approval of At Home’s stockholders and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The transaction is not subject to a financing condition. Upon completion of the transaction, At Home will become a privately-held company and At Home’s shares will no longer trade on The New York Stock Exchange.

Outlook and At Home Preliminary Proxy Filing Regarding Pending Transaction

Given the pending transaction and the continued uncertainty related to COVID-19, the Company is not providing formal guidance at this time.

In a separate press release issued today, At Home announced the filing of its preliminary proxy materials with the Securities and Exchange Commission in connection with the transaction. Among other things, the preliminary proxy and press release include the Company’s financial projections through fiscal 2026.

The press release and corresponding filing are available on the Company’s investor relations page at investor.athome.com.

Conference Call

Due to the pending transaction, the Company will not host a conference call to review the first quarter fiscal 2022 financial results.

Terminology

We define certain terms used in this release as follows:

“Adjusted EBITDA” means net income (loss) before net interest expense, income tax provision (benefit) and depreciation and amortization, adjusted for the impact of certain other items as defined in our debt agreements, including certain legal settlements and consulting and other professional fees, stock-based compensation expense, impairment charges, loss on extinguishment of debt, (gain) loss on sale-leaseback, non-cash rent and other adjustments.

“Adjusted Net Income” means net income (loss), adjusted for impairment charges, (gain) loss on sale-leaseback, loss on extinguishment of debt, payroll tax expenses and the income tax associated with initial public offering non-cash stock-based compensation expense (the “IPO Grant”) and other adjustments.

“Adjusted operating income” means operating income (loss), adjusted for impairment charges, (gain) loss on sale-leaseback, payroll tax expenses associated with IPO Grant stock option exercises and other adjustments.

“Adjusted operating margin” means adjusted operating income (loss) divided by net sales.

“Adjusted SG&A” means selling, general and administrative expenses adjusted for certain expenses, including payroll tax expenses associated with IPO Grant stock option exercises and other adjustments.

“Comparable store sales” means, for any reporting period, the change in period-over-period net sales for the comparable store base. A store is included in the comparable store sales calculation on the first day of the sixteenth full fiscal month following the store's opening, which is when we believe comparability is achieved. When a store is being relocated or remodeled, we exclude sales from that store in the calculation of comparable store sales until the first day of the sixteenth full fiscal month after it reopens. Sales resulting from our omnichannel initiatives occur at the store level and are included in the calculation of comparable store sales.

“EPS” means diluted earnings (loss) per share.

“GAAP” means accounting principles generally accepted in the United States.

“Leverage ratio” means Net Debt divided by Adjusted EBITDA for the trailing twelve months.

“Net Debt” includes long-term debt, borrowing under the ABL revolving credit facility, and current portion of long-term debt and financing obligations, less unamortized deferred debt issuance cost and cash and cash equivalents. Net Debt excludes operating lease liabilities recognized in accordance with ASC 842 Leases.

“Adjusted EPS” means Adjusted Net Income divided by diluted weighted average shares outstanding.

“Store-level Adjusted EBITDA” means Adjusted EBITDA, adjusted further to exclude the impact of costs associated with new store openings and certain corporate overhead expenses that we do not consider in our evaluation of the ongoing operating performance of our stores from period to period.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by an affiliate of Hellman & Friedman LLC. In connection with the proposed merger, the Company will file with the Securities and Exchange Commission (“SEC”) and furnish to its stockholders a proxy statement and other relevant documents. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of the proxy statement (when it becomes available) and other relevant documents filed by the Company with the SEC at the SEC’s Web site at http://www.sec.gov. The proxy statement and such other documents once filed by the Company with the SEC may also be obtained for free from the Investor Relations section of the Company’s web site (http://investor.athome.com/) or by directing a request to: the Company, 1600 East Plano Parkway, Plano, Texas, 75074, Attention: Investor Relations. Copies of documents filed by the Company with the SEC may also be obtained for free at the SEC’s Web site at http://www.sec.gov.

Participants in the Solicitation

The Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Information about the Company’s executive officers and directors is set forth in the Company’s Annual Report on Form 10-K, which was filed by the Company with the SEC on March 24, 2021, and the proxy statement for the Company’s 2021 annual meeting of stockholders, which was filed with the SEC by the Company on May 4, 2021. Investors may obtain more detailed information regarding the direct and indirect interests of the Company and its executive officers and directors in the proposed merger by reading the preliminary and definitive proxy statement regarding the proposed merger when each such document is filed with the SEC. When available, you may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

This release contains forward-looking statements made pursuant to and within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate", "are confident", "assume", "believe", "continue", "could", "estimate", "expect", "intend", “look ahead”, "look forward", "may", "might", "on track", "outlook", "plan", "potential", "predict", "reaffirm", "seek", "should", "trend", “will”, or “vision” or the negative thereof or comparable terminology regarding future events or conditions. In particular, forward-looking statements in this release include, without limitation, statements about our financial and operating performance, cash flows, liquidity, financial condition, inventory, the markets in which we operate, expected new store openings, our real estate strategy, the impact of the COVID-19 pandemic, growth targets, potential growth opportunities, market share, competition, the impact of expected stock option exercises and future capital expenditures, estimates of expenses we may incur in connection with equity incentive awards to management, customer and macroeconomic trends, expectations regarding the closing of the merger and other statements regarding our expectations, beliefs, plans, strategies, objectives, prospects, assumptions, or future events or performance.

Such forward-looking statements are based on our current beliefs and expectations, which we believe are reasonable. However, forward-looking statements are subject to significant known and unknown risks and uncertainties that may cause actual results, performance or achievements in future periods to differ materially from those assumed, projected or contemplated in the forward-looking statements, including, but not limited to, the following factors: the ongoing global COVID-19 pandemic and related challenges, risks and uncertainties, including historical and potential future measures taken by governmental and regulatory authorities (such as requiring store closures), which have significantly disrupted our business, employees, customers and global supply chain, and for a period of time, adversely impacted our financial condition (including resulting in goodwill impairment) and financial performance, and which disruption and adverse impacts may continue in the future; the recent and ongoing direct and indirect adverse impacts of the global COVID-19 pandemic to the global economy and retail industry; the eventual timing and duration of economic stabilization and recovery from the COVID-19 pandemic; general economic conditions in the United States and globally, including consumer confidence and spending, and any changes to current favorable macroeconomic trends of strong home sales, nesting and de-urbanization (which were enhanced and accelerated due to COVID-19, and may not continue upon a successful vaccine rollout in significant numbers that impacts consumer behavior); our indebtedness and our ability to increase future leverage, as well as limitations on future sources of liquidity, including debt covenant compliance; our ability to implement our growth strategy of opening new stores, which was suspended for fiscal 2021 (with the exception of stores that were at or near completion) and, while ramping significantly, will be limited in the near term; our ability to effectively obtain, manage and allocate inventory, and satisfy changing consumer preferences; increasing freight and transportation costs (including the adverse effects of international equipment shortages and shipping delays) and increasing commodity prices; reliance on third-party vendors for a significant portion of our merchandise, including supply chain disruption matters and international trade regulations (including tariffs) that have, and may continue to, adversely impact many international vendors; the loss or disruption to operating our distribution network; significant competition in the fragmented home décor industry, including increasing e-commerce; the implementation and execution of our At Home 2.0 and omnichannel strategies and related investments; natural disasters and other adverse impacts on regions in the United States where we have significant operations; our success in obtaining favorable lease terms and of our sale-leaseback strategy; our reliance on the continuing growth and utility of our loyalty program; our ability to attract, develop and retain employee talent and to manage labor costs; the disproportionate impact of our seasonal sales activity to our overall results; risks related to the loss or disruption of our information systems and data and our ability to prevent or mitigate breaches of our information security and the compromise of sensitive and confidential data; our ability to comply with privacy and other laws and regulations, including those associated with entering new markets; the possibility that we may be unable to obtain required stockholder approval or that other conditions to closing the proposed merger with Hellman & Friedman LLC may not be satisfied, such that the proposed merger will not close or that the closing may be delayed; general economic conditions; the proposed merger may involve unexpected costs, liabilities or delays; risks that the transaction disrupts our current plans and operations; the outcome of any legal proceedings related to the proposed merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; and the significant volatility of the trading price of our common stock.

Additional information about these and other factors that may cause actual results, performance or achievements in future periods to differ materially from those assumed, projected or contemplated in the forward-looking statements may be found in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January 30, 2021 and subsequent reports we file with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on the forward-looking statements included herein, which speak only as of the date hereof or the date otherwise specified herein. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

About At Home Group Inc.

At Home (NYSE:HOME), the home decor superstore, offers over 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal decor. At Home is headquartered in Plano, Texas, and currently operates 226 stores in 40 states. For more information, please visit us online at investor.athome.com.

-Financial Tables to Follow-

AT HOME GROUP INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	May 1, 2021	January 30, 2021	April 25, 2020
Assets
Current assets:
Cash and cash equivalents	$150,547	$125,842	$43,640
Inventories, net	369,014	364,473	406,972
Prepaid expenses	14,665	13,456	12,254
Income taxes receivable	—	22,223	38,536
Other current assets	16,967	11,619	10,325
Total current assets	551,193	537,613	511,727
Operating lease right-of-use assets	1,313,104	1,289,991	1,237,563
Property and equipment, net	713,187	688,295	715,427
Trade name	1,458	1,458	1,458
Debt issuance costs, net	4,984	5,264	1,096
Other assets	1,845	2,292	1,091
Total assets	$2,585,771	$2,524,913	$2,468,362
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$123,219	$130,327	$114,504
Accrued and other current liabilities	162,537	184,850	78,099
Revolving line of credit	—	—	342,000
Current portion of operating lease liabilities	78,106	78,634	82,040
Current portion of long-term debt	1,037	4,563	5,050
Income taxes payable	19,637	—	—
Total current liabilities	384,536	398,374	621,693
Operating lease liabilities	1,337,578	1,315,625	1,257,430
Long-term debt	308,555	314,300	334,174
Deferred income taxes	6,034	9,716	—
Other long-term liabilities	2,864	2,738	3,349
Total liabilities	2,039,567	2,040,753	2,216,646
Stockholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 65,484,047, 65,342,489 and 64,185,751 shares issued and outstanding, respectively	655	653	642
Additional paid-in capital	688,023	682,304	659,084
Accumulated deficit	(142,474)	(198,797)	(408,010)
Total stockholders' equity	546,204	484,160	251,716
Total liabilities and stockholders' equity	$2,585,771	$2,524,913	$2,468,362

AT HOME GROUP INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Thirteen Weeks Ended
	May 1, 2021	April 25, 2020
Net sales	$537,078	$189,846
Cost of sales	336,803	173,496
Gross profit	200,275	16,350

Operating expenses
Selling, general and administrative expenses	108,536	66,466
Impairment charges	—	319,732
Depreciation and amortization	2,317	2,213
Total operating expenses	110,853	388,411

Operating income (loss)	89,422	(372,061)
Interest expense, net	8,119	6,971
Loss on extinguishment of debt	5,253	—
Income (loss) before income taxes	76,050	(379,032)
Income tax provision (benefit)	19,727	(20,090)
Net income (loss)	$56,323	$(358,942)

Earnings per share:
Net income (loss) per common share:
Basic	$0.86	$(5.60)
Diluted	$0.81	$(5.60)
Weighted average shares outstanding:
Basic	65,405,610	64,130,000
Diluted	69,544,441	64,130,000

AT HOME GROUP INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Thirteen Weeks Ended
	May 1, 2021	April 25, 2020
Operating Activities
Net income (loss)	$56,323	$(358,942)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	18,323	18,148
Non-cash lease expense	21,076	19,420
Impairment charges	-	319,732
Loss on extinguishment of debt	5,253	-
Non-cash interest expense	1,496	550
Deferred income taxes	(3,681)	16,965
Stock-based compensation	4,116	2,063
Other non-cash losses, net	237	7
Changes in operating assets and liabilities:
Inventories	(4,541)	10,791
Prepaid expenses and other current assets	15,666	(43,213)
Other assets	457	(48)
Accounts payable	(9,047)	(7,261)
Accrued liabilities	(23,971)	(31,933)
Income taxes payable	19,280	(137)
Operating lease liabilities	(23,207)	(1,345)
Net cash provided by (used in) operating activities	77,780	(55,203)
Investing Activities
Purchase of property and equipment	(19,272)	(19,236)
Net proceeds from sale of property and equipment	59	-
Net cash used in investing activities	(19,213)	(19,236)
Financing Activities
Payments under lines of credit	-	(98,310)
Proceeds from lines of credit	-	204,640
Payment of Term Loan	-	(880)
Payment of FILO Loans and prepayment premium	(35,225)	-
Payments on long-term debt	(232)	(102)
Proceeds from issuance of long-term debt	-	664
Proceeds from (payments for) stock, including tax	1,605	(16)
Net cash (used in) provided by financing activities	(33,852)	105,996
Increase in cash, cash equivalents and restricted cash	24,715	31,557
Cash, cash equivalents and restricted cash, beginning of period	125,877	12,085
Cash, cash equivalents and restricted cash, end of period	$150,592	$43,642

Supplemental Cash Flow Information
Cash paid for interest	$13,579	$6,689
Cash received for income taxes	$(18,076)	$(10)
Supplemental Information for Non-cash Investing and Financing Activities
Increase in current liabilities of property and equipment	$4,079	$157
Property and equipment acquired under finance lease, net	$20,160	$-

Non-GAAP Measures

Certain financial measures presented in this release, such as leverage ratio, Net Debt, Adjusted EBITDA, adjusted SG&A, adjusted operating income, adjusted operating margin, Adjusted Net Income, adjusted EPS and Store-level Adjusted EBITDA (collectively, “non-GAAP financial measures”), are not presented in accordance with GAAP.

These non-GAAP financial measures are used by our management and our board of directors to assess our financial performance. We present leverage ratio and Net Debt because we believe that investors find these metrics useful in evaluating our overall liquidity. Adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. In addition to covenant compliance, we use Adjusted EBITDA to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We use Store-level Adjusted EBITDA as a supplemental measure to evaluate the performance and profitability of each of our stores, individually and in the aggregate, especially given the level of investments we have made in our home office and infrastructure over the past eight years to support future growth. We also believe that Store-level Adjusted EBITDA is a useful measure in evaluating our operating performance because it removes the impact of general and administrative expenses, which are not incurred at the store level, and the costs of opening new stores, which are non-recurring at the store level, and thereby enables the comparability of the operating performance of our stores during the period. We use Store-level Adjusted EBITDA information to benchmark our performance versus competitors. Store-level Adjusted EBITDA should not be used as a substitute for consolidated measures of profitability of performance because it does not reflect corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. We present adjusted SG&A, adjusted operating income, adjusted operating margin, Adjusted Net Income and adjusted EPS because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

You are encouraged to evaluate these non-GAAP financial measures and the reasons we consider them appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in our presentation of non-GAAP financial measures. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. In addition, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

AT HOME GROUP INC.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except margin, share, per share and ratio data)

The tables below reconcile the non-GAAP financial measures of adjusted SG&A, adjusted operating income, Adjusted Net Income, adjusted EPS, Adjusted EBITDA, Store-level Adjusted EBITDA, Net Debt and leverage ratio to their most directly comparable GAAP financial measures.

Reconciliation of selling, general and administrative expenses to adjusted SG&A

	Thirteen Weeks Ended
	May 1, 2021	April 25, 2020
Selling, general and administrative expenses, as reported	$108,536	$66,466
Adjustments:
Other(a)	(543)	—
Adjusted selling, general and administrative expenses	$107,993	$66,466

Reconciliation of operating income (loss) to adjusted operating income

	Thirteen Weeks Ended
	May 1, 2021	April 25, 2020
Operating income (loss), as reported	$89,422	$(372,061)
Adjustments:
Impairment charges(b)	—	319,732
Other(a)	543	—
Adjusted operating income	$89,965	$(52,329)
Adjusted operating margin	16.8%	(27.6)%

Reconciliation of net income (loss) to Adjusted Net Income and adjusted EPS

	Thirteen Weeks Ended
	May 1, 2021	April 25, 2020
Net income (loss), as reported	$56,323	$(358,942)
Adjustments:
Impairment charges(b)	—	319,732
Loss on extinguishment of debt	5,253	—
Other(a)	543	—
Tax impact of adjustments to net income (loss)(c)	(1,373)	—
Adjusted Net Income	60,746	(39,210)
Diluted weighted average shares outstanding	69,544,441	64,130,000
Adjusted EPS	$0.87	$(0.61)

(a)	Other adjustments include costs related to the pending merger with Hellman & Friedman LLC during the thirteen weeks ended May 1, 2021.

(b)	For the thirteen weeks ended April 25, 2020, represents a non-cash impairment charge of $319.7 million related to full impairment of goodwill.

(c)	Represents the income tax impact of the adjusted expenses using the annual effective tax rate excluding discrete items. After giving effect to the adjustments to net income (loss), the adjusted effective tax rate was 25.8% and 33.9% for the thirteen weeks ended May 1, 2021 and April 25, 2020, respectively.

Reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Store-level Adjusted EBITDA

	Thirteen Weeks Ended
	May 1, 2021	April 25, 2020
Net income (loss), as reported	$56,323	$(358,942)
Interest expense, net	8,119	6,971
Income tax provision (benefit)	19,727	(20,090)
Depreciation and amortization(a)	18,323	18,148
EBITDA	102,492	(353,913)
Impairment charges(b)	—	319,732
Loss on extinguishment of debt	5,253	—
Consulting and other professional services(c)	686	275
Stock-based compensation expense(d)	4,116	2,063
Non-cash rent(e)	(2,018)	17,233
Other(f)	32	—
Adjusted EBITDA	110,561	(14,610)
Costs associated with new store openings(g)	5,282	3,579
Corporate overhead expenses(h)	39,515	25,017
Store-level Adjusted EBITDA	$155,358	$13,986

(a)	Includes the portion of depreciation and amortization expenses that are classified as cost of sales in our condensed consolidated statements of operations.

(b)	For the thirteen weeks ended April 25, 2020, represents a non-cash impairment charge of $319.7 million related to full impairment of goodwill.

(c)	Primarily consists of other transaction costs, including $0.5 million in costs related to the pending merger with Hellman & Friedman LLC during the thirteen weeks ended May 1, 2021.

(d)	Non-cash stock-based compensation expense related to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers, consultants and non-employee directors.

(e)	Consists of the non-cash portion of rent, which reflects the extent to which our GAAP straight-line rent expense recognized exceeds or is less than our cash rent payments. The GAAP straight-line rent expense adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth. For newer leases, our rent expense recognized typically exceeds our cash rent payments while for more mature leases, rent expense recognized is typically less than our cash rent payments. During the thirteen weeks ended April 25, 2020, due to the COVID-19 pandemic, we began renegotiating leases to include significant deferrals which resulted in higher non-cash rent expense.

(f)	Other adjustments include amounts our management believes are not representative of our ongoing operations.

(g)	Reflects non-capital expenditures associated with opening new stores, including marketing and advertising, labor and cash occupancy expenses. Costs related to new store openings represent cash costs, and you should be aware that in the future we may incur expenses that are similar to these costs. We anticipate that we will continue to incur cash costs as we open new stores in the future. We opened nine and six new stores during the thirteen weeks ended May 1, 2021 and April 25, 2020, respectively.

(h)	Reflects corporate overhead expenses, which are not directly related to the profitability of our stores, to facilitate comparisons of store operating performance as we do not consider these corporate overhead expenses when evaluating the ongoing performance of our stores from period to period. Corporate overhead expenses, which are a component of selling, general and administrative expenses, are comprised of various home office general and administrative expenses such as payroll expenses, occupancy costs, marketing and advertising, and consulting and professional fees.

Reconciliation of long-term debt to Net Debt and leverage ratio

	May 1, 2021		April 25, 2020
Long-term debt	$308,555		$334,174
Revolving line of credit	—		342,000
Current portion of long-term debt	1,037		5,050
Less: cash and cash equivalents	(150,547)		(43,640)
Net Debt	$159,045		$637,584
Adjusted EBITDA for the twelve months ended	483,604		126,973
Leverage ratio	0.3	x	5.0	x

Investor Relations:

Arvind Bhatia, CFA / 972.265.1299 / ABhatia@AtHome.com

Bethany Johns / 972.265.1326 / BJohns@AtHome.com

Media:
Carey Marin / 214.914.1157 / MediaRelations@AtHome.com

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